Exhibit 4.2

                       CONSULTING SERVICES AGREEMENT

This Consulting Agreement ("Agreement"), dated _________________,
2003, is made by and between David Levy, an individual ("Consultant"), whose address is 3800 Charles Avenue, Alexandria, VA 22305 and
Seawright Holdings, Inc., a Delaware corporation ("Company"), having its principal place of business at 600 Cameron Street, Alexandria Virginia.

WHEREAS, Consultant has experience in sales and desires to be a commission-only sales representative of the Company:

NOW, THEREFORE, in consideration for those services Consultant provides to the Company, the parties agree as follows:

1.  Services of Consultant.

Consultant agrees to provide services to the Company as a commission-only sales representative.

2.  Consideration.

Company agrees to pay Consultant, as his fee and as consideration for services provided to the Company, stock options in the Company.
These stock options shall be from a Form S-8 that registers the stock underlying the options. Consultant shall receive the following options:
1) Eight hundred thirty seven thousand five hundred (837,500) options at a cashless exercise price of $.5625 per share. Consultant will provide to the Company a current social security number for the individual and other pertinent information as may be necessary for the records of the Company. Consultant understands that these options and shares provided to Consultant will be deemed to be income to the Consultant and therefore the Company will generate, for these options and shares paid to the Consultant, a 1099 Tax Form. The Stock Option shall commence on the date of grant of the Stock Option and shall be three (3) years or such shorter period as is determined by the Board.

Moreover, additional cash compensation for this contract shall be in the form of a 15% (fifteen percent) commission for collected sales made for the first five years from any specific client. Collected sales shall be defined as actual cash collected less any direct expenses including but not limited to brokerage commissions, transportation costs, testing fees from a specific client. Any payment setoffs with the client shall have no bearing on payment to Contractor. Commissions will be paid within fifteen (15) days of the actual cash collection from customers to whom the independent contractor sold the Company's products and/or services. The Company solely will make its best faith effort to collect payments from all of the Company's customers. The Contractor, under any circumstances, unless directed by the Company, shall not attempt to collect any delinquent payments from customers.
Upon any termination, for any reason, any and all commissions owed to the independent contractor will be paid in accordance with the cash collection terms mentioned herein. Excepting the case of termination for gross misconduct, commissions due the Contractor for introductions registered and pursued during the contract period shall remain valid for 1 (one) year after the agreement termination date. In addition, Contractor shall be eligible for expense reimbursement for pre-approved company activities, including, but not limited to travel, entertainment and actual mileage reimbursement for Company approved sales calls at current allowable IRS rates.

3.  Confidentiality.

Each party agrees that during the course of this Agreement, information that is confidential or of a proprietary nature may be disclosed to the other party, including, but not limited to, product and business plans, software, technical processes and formulas, source codes, product designs, sales, costs and other unpublished financial information, advertising revenues, usage rates, advertising relationships, projections, and marketing data ("Confidential Information"). Confidential Information shall not include information that the receiving party can demonstrate (a) is, as of the time of its disclosure, or thereafter becomes part of the public domain through a source other than the receiving party, (b) was known to the receiving party as of the time of its disclosure, (c) is independently developed by the receiving party, or (d) is subsequently learned from a third party not under a confidentiality obligation to the providing party. Consultant agrees not to disclose Confidential Information to any party not a Party to this Consulting Agreement.

4.  Non-Competition.

During the term of this Agreement, the Consultant shall not, through his or her heirs, assigns or otherwise, in combination with any business that is substantially similar to and/or competes with the business of the Company: 1) own or have any interest directly in, 2) act as an officer, director, agent, consultant or consultant of, 3) assist in any way or in any capacity any person, firm, association, partnership, corporation or other entity.

5.  Indemnification.

(a)  Company.

Company agrees to indemnify, defend, and shall hold harmless
Consultant and /or his agents, and to defend any action brought against said parties with respect to any claim, demand, cause of action, debt or liability, including reasonable attorneys' fees to the extent that such action is based upon a claim that: (i) is true, (ii) would constitute a breach of any of Company's representations, warranties, or agreements hereunder, or (iii) arises out of the negligence or willful misconduct of the Company, or any Company Content to be provided by the Company and does not violate any rights of third parties, including, without limitation, rights of publicity, privacy, patents, copyrights, trademarks, trade secrets, and/or licenses.

(b)  Consultant.

Consultant agrees to indemnify, defend, and shall hold harmless
Company, its directors, employees and agents, and defend any action brought against same with respect to any claim, demand, cause of action, debt or liability, including reasonable attorneys' fees, to the extent that such an action arises out of the gross negligence or willful misconduct of Consultant.

(c)  Notice.

In claiming any indemnification hereunder, the indemnified party shall promptly provide the indemnifying party with written notice of any claim, which the indemnified party believes falls within the scope of the foregoing paragraphs. The indemnified party may, at its expense, assist in the defense if it so chooses, provided that the indemnifying party shall control such defense, and all negotiations relative to the settlement of any such claim. Any settlement intended to bind the indemnified party shall not be final without the indemnified party's written consent, which shall not be unreasonably withheld.

6.  Services Consultant is not being hired to provide.

Consultant agrees that he has not been retained for any of the following activities and/or purposes: a.) For capital raising or for promotional activities regarding the Company's securities, b.) To directly or indirectly promote or maintain a market for the Company's securities, c.) To act as a conduit to distribute S-8 Securities to the general public, d.) To render investor relations services or shareholder communications services to the Company or e.) To render advice to the Company regarding the arrangement or effecting of mergers involving the Company that have the effect of taking a private company public.

7.  Miscellaneous.

(a)  Independent Contractor.

This Agreement establishes an "independent contractor" relationship between Consultant and Company. Consultant shall be an independent contractor and no personnel utilized by Consultant in providing services hereunder shall be deemed an employee of the Company. Moreover, neither Consultant nor any other such person shall be empowered hereunder to act on behalf of the Company. Consultant shall have the sole and exclusive responsibility and liability for making all reports and contributions, withholdings, payments and taxes to be collected, withheld, made and paid with respect to persons providing services to be performed hereunder on behalf of the Company, whether pursuant to any social security, unemployment insurance, worker's compensation law or other federal, state or local law now in force and effect or hereafter enacted.

(b)  Term and Termination.

This Agreement shall be effective from December 12, 2003 and shall continue in effect thereafter until terminated by either party. Either party shall have the right to cancel this Agreement at any time during the term of the Agreement with thirty days written notice to the non-terminating party.

(c)  Rights Cumulative; Waivers.

The rights of each of the parties under this Agreement are cumulative. The rights of each of the parties hereunder shall not be capable of being waived or varied other than by an express waiver or variation in writing. Any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right. Any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right. No act or course of conduct or negotiation on the part of any party shall in any way preclude such party from exercising any such right or constitute a suspension or any variation of any such right.

(d)  Benefit; Successors Bound.

This Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights, and benefits hereof, shall be binding upon, and shall inure to the benefit of, the undersigned parties and their heirs, executors, administrators, representatives, successors, and permitted assigns.

(e)  Entire Agreement.

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. There are no promises, agreements, conditions, undertakings, understandings, warranties, covenants or representations, oral or written, express or implied, between them with respect to this Agreement or the matters described in this Agreement, except as set forth in this Agreement. Any such negotiations, promises, or understandings shall not be used to interpret or constitute this Agreement.

(f)  Assignment.

Neither this Agreement nor any other benefit to accrue hereunder shall be assigned or transferred by either party, either in whole or in part, without the written consent of the other party, and any purported assignment in violation hereof shall be void.

(g)  Amendment.

This Agreement may be amended only by an instrument in writing executed by all the parties hereto.

(h)  Severability.

Each part of this Agreement is intended to be severable. In the event that any provision of this Agreement is found by any court or other authority of competent jurisdiction to be illegal or unenforceable, such provision shall be severed or modified to the extent necessary to render it enforceable and as so severed or modified, this Agreement shall continue in full force and effect.

(i)  Section Headings.

The Section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(j)  Construction.

Unless the context otherwise requires, when used herein, the singular shall be deemed to include the plural, the plural shall be deemed to include each of the singular, and pronouns of one or no gender shall be deemed to include the equivalent pronoun of the other or no gender.

(k)  Further Assurances.

In addition to the instruments and documents to be made, executed and delivered pursuant to this Agreement, the parties hereto agree to make, execute and deliver or cause to be made, executed and delivered, to the requesting party such other instruments and to take such other actions as the requesting party may reasonably require to carry out the terms of this Agreement and the transactions contemplated hereby.

(l)  Notices.

Any notice which is required or desired under this Agreement shall be given in writing and may be sent by personal delivery or by mail (either by United States mail, postage prepaid, or Federal Express or similar generally recognized overnight carrier).

(m)  Governing Law.

This Agreement shall be governed by the interpreted in accordance with the laws of the State of Virginia without reference to its conflicts of laws rules or principles. Each of the parties consents to the exclusive jurisdiction of the federal courts of the State of Virginia in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdictions.

(n)  Consents.

The person signing this Agreement on behalf of each party hereby represents and warrants that he has the necessary power, consent and authority to execute and deliver this Agreement on behalf of such party.

(o)  Execution in Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and have agreed to and accepted the terms herein on the date written above.

Seawright Holdings, Inc.               Consultant


By :  /s/ Joel Sens                    /s/ David Levy
Joel Sens, President                   David Levy